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                                                                    EXHIBIT 99.1


     [LOGO]                                                       Media Contact:
                                                                  Robert L. Carl
    PRANDIUM                                                      Vice President
    --------                                Investor, Public and Media Relations
      INC.                                                        (949) 863-8500



FOR IMMEDIATE RELEASE
---------------------

                        Hamburger Hamlet deal terminated

Irvine, California -- February 8, 2002 -- Prandium, Inc. (OTCBB:PDIM), announced today that on February 6, 2002 its wholly owned subsidiary FRI-MRD Corporation terminated the Stock Purchase Agreement between it and Othello Holding Corporation for the sale of The Hamlet Group, Inc., the operator of the 14 unit Hamburger Hamlet restaurant chain. The agreement, executed on October 23, 2001, was terminated in accordance with certain provisions therein.

          As previously disclosed in its public filings and press releases, Prandium is currently negotiating with certain of its creditors, including Foothill Capital Corporation as the provider of its credit facility, the holders of FRI-MRD Corporation's outstanding long-term debt and some of the holders of Prandium's outstanding long-term debt, to reach agreement on an acceptable capital restructuring of the Company and its subsidiaries and to that end has negotiated and executed a term sheet with an authorized representative of holders of a majority of the FRI-MRD long-term debt. This term sheet requires, as part of the capital restructuring, the sale of the Hamburger Hamlet business and therefore to fulfill the terms of the term sheet, the Company must find an acceptable buyer. Prandium continues to explore and develop opportunities to sell the Hamburger Hamlet business, including to Othello. Although the Company has not met certain deadlines contained in the term sheet, the term sheet has not been terminated by the representative of the FRI-MRD long-term debt holders.

          As currently contemplated, in addition to the sale of the Hamburger Hamlet business, the restructuring would involve a prearranged or prepackaged plan of reorganization to be implemented through the commencement of cases by Prandium and FRI-MRD Corporation under chapter 11 of the United States Bankruptcy Code. In light of the amount that the Company owes to creditors and the size of the Company's operations, the Company does not anticipate that, under any such prearranged or prepackaged plan, there will be value available for distribution to its current stockholders or the holders of Prandium's 10-7/8% subordinated notes.


All restaurants continue operations

Prandium does not currently plan that any prearranged or prepackaged chapter 11 filing would involve any of its operating subsidiaries (Chi-Chi's, Koo Koo Roo and Hamburger Hamlet). The Company believes its available cash balances will provide sufficient financial resources to fully fund operations during the anticipated restructuring period.

                                    - more -

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Hamburger Hamlet deal terminated                                          page 2


     Prandium continues to support its Koo Koo Roo, Chi-Chi's, and Hamburger Hamlet restaurants (approximately 190 locations) and their customers with the same high quality customer service it has always provided. In addition, Prandium continues to maintain all normal business functions including marketing and concept development activities designed to generate new business.

     Prandium cannot provide any assurance that it will be able to sell the Hamburger Hamlet business on acceptable terms as required by the FRI-MRD term sheet, that it will be able to reach an acceptable agreement with its creditors on a capital restructuring, on the terms of such an agreement, or on such an agreement's effect on the Company's operations. If the Company cannot reach such an agreement, it will need to consider other alternatives, including, but not limited to, a federal bankruptcy filing without a prearranged or prepackaged reorganization plan. There can be no assurance that the Company would be able to reorganize successfully in such a proceeding. Under any circumstances, the Company does not anticipate that there will be value available for distribution to its current stockholders or the holders of Prandium's 10-7/8% subordinated notes.

     Prandium operates a portfolio of full-service and fast-casual restaurants including Hamburger Hamlet, Koo Koo Roo, and Chi-Chi's in the United States. Prandium, Inc. is located at 2701 Alton Parkway, Irvine, CA 92606. To contact the Company call (949) 863-8500, or the toll-free investor information line at
(888) 288-PRAN, or link to www.prandium.com.

     This press release contains certain forward looking statements and comments, including information about management's view of Prandium's future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Prandium, Inc., its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the ability of Prandium to satisfy or restructure its debt obligations; the Company's ability to successfully restructure its capital; risks associated with proceedings anticipated by Prandium and FRI-MRD under U.S. Bankruptcy Code; Prandium's ability to continue as a going concern; the successful completion of a sale of the Hamburger Hamlet business; competitive developments; regulatory risks; the effect of national and regional economic conditions; competitive products and pricing; demographic changes; the ability to attract and retain qualified personnel; changes in business strategy or development plans; business disruptions; changes in consumer preferences, tastes and eating habits; and increases in food, labor and utility costs. These risk factors and others are discussed from time to time in the periodic reports and filings of Prandium, Inc. with the Securities and Exchange Commission, including but not limited to its Form 10-Ks and Form 10-Qs.

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